DocuSign Envelope ID: DF3862EC-CE4D-4063-BA82-3D97CB4BE242 8 ROMEOPOWER 4380 Ayers Ave, Vernon, CA 90058 +1888.331.7917 JUN 10, 2021 Matthew Sant Dear Matt, Romeo Power, Inc., a Delaware corporation (the "Company"), is pleased to offer you ("Employee") employment with the Company on the terms described below. 1. Position. You will start in a full-time position as General Counsel, and you will report to the Company's Chief Executive Officer. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. 2. Base Salary. You will be paid a starting salary at the rate of $360,000.00 per year, which will be paid in accordance with the Company's standard payroll policies and subject to applicable withholdings and other required deductions. 3. Signing Bonus. The Company will pay you a cash signing bonus of $100,000.00, net of all necessary withholdings and required deductions, within thirty (30) days of employment. 4. Restricted Stock Units. Subject only to formal Board of Director approval, you will receive a one-time grant ofrestricted stock units ("RSUs") of the Company's stock equal to approximately $600,000 based on the grant date value of the award. Such RSUs will be subject to a two-year ratable vesting schedule, with one half vesting on the first anniversary of the grant date. 5. Short Term Incentive. If the Company succeeds in meeting its annual financial objectives and you succeed in meeting your individual annual objectives, you will be entitled to receive an annual bonus equal to sixty percent (60%) of your base salary, net of all necessary withholdings and required deductions, subject to your remaining employed through the bonus payment date. 6. Long Term Incentive. Subject only to formal approval of the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"), you will receive an annual grant of the Company's stock equal to approximately $700,000. For 2021 only, your long term incentive grant will be doubled such that you will receive a grant equal to approximately $1,400,000. Seventy-five percent (75%) of the annual stock award will be in the form of Performance Stock Units ("PSUs"), and twenty-five percent (25%) will be in the form of RSUs. The PS Us shall vest over three years of cliff time vesting (i.e., at the end of the three-year Romeo Power, Inc. 4380 Ayers Avenue Vernon, CA 90058 info@romeopower.com romeopower.com

DocuSign Envelope ID: DF3862EC-CE4D-4063-BA82-3D97CB4BE242 performance cycle), subject to satisfaction of the performance criteria as well, which we anticipate will be based on the greater of one-year financial performance or three-year share price performance. All equity grants (including the RSUs described above) will be subject to the terms and conditions set forth in the Company's 2020 Long Term Incentive Plan and the associated grant documents and vesting requires your continued employment with the Company through each applicable vesting date. 7. Employee Benefits. As an employee of the Company, you will be eligible to participate in the employee benefit plans and programs, if any, currently and hereafter maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. Notwithstanding the foregoing, the Company reserves the right to modify job titles and salaries and to modify or terminate benefits from time to time as it deems necessary or appropriate. 8. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's enclosed standard Confidential Information and Invention Assignment Agreement, which is included in this offer packet. 9. Employment Relationship. Employment with the Company is for no specific period oftime. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company's Chief Executive Officer. 10. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. 11. Taxes. Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law or agreed to between you and the Company. 12. Miscellaneous. {a) Governing Law. The validity, interpretation, construction and performance of this letter,andallactsand transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts oflaw. Romeo Power, Inc. 4380 Ayers Avenue Vernon, CA 90058 info@romeopower.com romeopower.com